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                                                                     EXHIBIT 4.2

                         INCENTIVE STOCK OPTION PLAN OF

                         GREENE COUNTY BANCSHARES, INC.

                                AND SUBSIDIARIES

1. Purpose of the Plan. This Incentive Stock Option Plan of Greene County Bancshares, Inc. and Subsidiaries (the "Plan"), adopted on this December 13, 1994 day of 1994 is hereby intended to encourage certain officers and directors of Greene County Bancshares, Inc., and Subsidiaries (the "Bank and Subsidiaries") to put forth maximum effort for the continued success and growth of the Bank and Subsidiaries, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals to the Bank and Subsidiaries to serve as officers and directors in the future. This Plan shall become effective on the date that it is approved by the majority of the shareholders of the Stock present by person or by proxy and entitled to vote at the annual meeting or a special meeting of the Bank and Subsidiaries.

2. Definitions. When used herein, the following terms shall have the meaning set forth below:

         (a) "Board" means the Board of Directors of the Bank and Subsidiaries.

         (b) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

         (c) "Committee" means the committee designated by the Board to administer the Plan in accordance with the responsibilities and powers described in Paragraph 4 of the Plan.

         (d) "Date of Grant" means the December 31, 1994 date on which an Incentive Stock Option Award is granted under a written Incentive Stock Option Award Agreement executed by the Bank and Subsidiaries and each Participant pursuant to this Plan.


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         (e)      "Date of Exercise" means the date upon which the Participant accepts the Bank or Subsidiaries' offer to purchase the Stock and provides to the Bank written notice of the Participant's intent to exercise the Incentive Stock Option Award and provides full payment for the option price of the option Shares purchased.

         (f) "Discharge for Cause" means the voluntary or involuntary termination or resignation of a Participant because of his conviction of a crime involving moral turpitude, a gross failure on the part of the Participant to perform his expected duties, or the wilful misconduct or action on the Participant's part that is potentially, materially damaging or detrimental to the Bank and Subsidiaries. The determination of whether a Participant has incurred a "Discharge for Cause" shall be made by the Committee, on a non-discriminatory basis, whose decision shall be binding and conclusive.

         (g) "Incentive Stock Option Award" means the granting of an option that meets the requirements of Code Section 421 to purchase shares of Stock, but is subject to the forfeiture and other conditions and restrictions set forth in this Plan or the Incentive Stock Option Award Agreement.

         (h) "Incentive Stock Option Award Agreement" means the written agreement in such form as is approved by the Committee, which shall be duly executed by the Bank and Subsidiaries and the Participant and which shall set forth the terms and conditions of the Incentive Stock Option Award as provided under the Plan.

         (i) "Participant" means the following officers or directors of the Bank and Subsidiaries who receive an Incentive Stock Option Award and participate in this Plan:

                           (i)      J. Robert Grubbs;
                           (ii)     Davis Stroud;
                           (iii)    Alex Johnson;
                           (iv)     Hugh Wells;
                           (v)      James I. Stalsworth;

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                           (vi)     Allen Jones;
                           (vii)    Bradford M. Sayles;
                           (viii)   Steve Ottinger;
                           (ix)     John McGuffin;
                           (x)      Randy Humphreys;
                           (xi)     Charles Fisher.

         (j)      "Stock means the Bank and Subsidiaries's common stock.

3. Stock Subject to the Plan. The maximum number of shares of Stock with respect to which Incentive Stock Option Awards may be granted under this Plan shall not exceed one thousand (1,000) shares, to be divided among the Participants by the amount that each Participant's compensation bears to the total compensation of all Participants, subject to adjustment in accordance with Paragraph 7. The shares of Stock may be authorized but unissued Stock.

         The value of the shares of Stock which may be exercised for the first time by a Participant in any one year under this Plan may not exceed $100,000, based on the fair market value of the Stock at the Date of Grant.

4. Administration of the Plan. The Board shall appoint the members of the Committee. The Committee shall consist of no less than two (2) persons, neither of whom shall be Participants in the Plan. With respect to the Plan and all Incentive Stock Option Awards granted thereunder, the Committee shall have full authority, subject to the provisions of the Plan and the Incentive Stock Option Award Agreement, to interpret the Plan and the Incentive Stock Option Award Agreements and to prescribe, amend, and rescind rules and regulations relating to the Plan and the Incentive Stock Option Award Agreements. The Committee shall have full authority, subject to the provisions of the Plan and the Incentive Stock Option Award Agreements, to determine the terms (including restrictions and conditions) of any such Incentive Stock Option Awards Agreement; to amend or cancel Incentive Stock Option Awards




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         (subject to the terms of this Plan and the Incentive Stock Option Award
         Agreements); to accelerate the date of lapse of restrictions with respect to all or any part of the shares of Stock subject to an Incentive Stock Option Award Agreement; and to require the cancellation or surrender of any previously granted Incentive Stock Option Awards on which the restrictions have not yet lapsed under this Plan, such Incentive Stock Option Award Agreement, or any other plans of the Bank and Subsidiaries as condition to the granting of an Incentive Stock Option Award. The Board may, from time to time, appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee. The Board shall select one of the members of the Committee to act as its Chairman. The Committee shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum. Any action of the Committee may be taken without the need for a meeting by a written instrument signed by all of the members of the Committee, and any action so taken shall be fully effective as if it had been taken by a vote of a majority of the members at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable and shall appoint a secretary who shall keep minutes of its meetings and records of all actions taken in writing without a meeting. No member of the Committee shall be liable, in the absence of good faith, for any act or omission with respect to his service on the Committee.

5. Incentive Stock Option Awards. Incentive Stock Option Awards shall be granted under the Plan by the Committee in accordance with the provisions of this Plan. Incentive Stock Option Awards granted under this Plan shall be evidenced by an Incentive Stock Option Award Agreement in such form as the Committee may, from time to time, determine and shall be subject to the terms, conditions and restrictions set forth in this Plan and the Incentive Stock Option Award Agreement. Incentive Stock Option Awards shall be granted in accordance with the following terms and conditions:



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         (a)      Participants to whom Incentive Stock Option Awards may be
                  Granted. Incentive Stock Option Awards will be granted to such of the Participants listed in Section 2(h) of the Plan, provided that such Participants have an "employment relationship", within the meaning prescribed under Treasury Regulation Section 1.421-7(h), with the Bank or Subsidiaries at the time the Incentive Stock Option Award is granted.

         (b) Price. The purchase price per share of Stock deliverable upon the exercise of an Incentive Stock Option Award shall be one hundred percent (100%) of the "fair market value" of the Stock on the Date of Grant. Notwithstanding the above, if the Participant possesses stock of the Bank and Subsidiaries which represents more than ten percent (10%) of the combined voting power of all classes of stock of the Bank and Subsidiaries (hereinafter referred to as a "10% Shareholder"), the purchase price of the Stock for such Participant shall not be less than one hundred ten percent (110%) of the "fair market value" of the Stock on the Date of Grant. Shares of Stock may be purchased upon full payment of the purchase price provided for in the Incentive Stock Option Award Agreement relating to the Stock. With the consent of the Committee, payment of the purchase price may be made, in whole or in part, through the surrender of shares of Stock of the Bank and Subsidiaries at the "fair market value" of such shares determined in the manner described in Subparagraph (d), hereof; provided, however, that the shares have not been acquired through the prior grant of any Incentive Stock Option Awards.

         (c) Exercise of Options. The Participant may exercise any part of the Incentive Stock Option Award, as limited by Subparagraph
                  (e) of this section, by giving the Bank or Subsidiary written notice of the intent to exercise and by delivering the full payment price of the Incentive Stock Option Award for the Stock purchased to the Bank or Subsidiary. The written notice of the intent to exercise shall specify the number of shares of Stock to which the option is to




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                  be exercised and the purchase price of the Stock. As soon as practicable after the Date of Exercise, the Bank or Subsidiaries shall deliver to the Participant a certificate, or certificates, for the Stock options being purchased.

         (d) Determining Fair Market Value of Stock. For purposes of this Plan, the term "fair market value" shall mean:

                  (i) if the Stock is listed or admitted to trade on a national securities exchange, the closing price of the Stock on the composite tape of the principal national securities exchange on which the Stock is so listed or admitted to trade.

                  (ii) if the Stock is not listed or admitted to trade on a national securities exchange, the mean between the last reported bid and asked price for the Stock as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is not reporting such information with respect to the Stock; or

                  (iii) if the Stock is not listed or admitted to trade on a national securities exchange and if bid and asked prices for the Stock are not so furnished through NASDAQ or a similar organization, the fair market value of the Stock shall be determined by the Committee, acting in good faith. The Committee may rely on the advice of qualified appraisers or investment advisers in helping to establish the fair market value of the Stock.

         (e) Terms of Incentive Stock Option Awards. In no event shall the Incentive Stock Option Award be exercisable more than ten (10) years from the Date of Grant. Stock options shall become exercisable in five (5) installments. The Participant shall have the right to purchase from the Bank and Subsidiaries the



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                  following number of option shares upon exercise of the option, on and after the following dates, in cumulative fashion:

                  (i) on and after the first anniversary of the Date of Grant, up to twenty percent (20%) (ignoring fractional shares) of the total number of option shares;

                  (ii) on and after the second anniversary of the Date of Grant, up to forty percent (40%) (ignoring fractional shares) of the total number of option shares less the number of shares previously purchased through options exercised under this Plan;

                  (iii) on and after the third anniversary of the Date of Grant, up to sixty percent (60%) (ignoring fractional shares) of the total number of option shares less the number of shares previously purchased through options exercised under this Plan;

                  (iv) on and after the fourth anniversary of the Date of Grant, up to eighty percent (80%) (ignoring fractional shares) of the total number of option shares less the number of shares previously purchased through options exercised under this Plan.

                  (v) on and after the fifth anniversary of the Date of Grant, up to one hundred percent (100%) (ignoring fractional shares) of the total number of option shares less the number of shares previously purchased through options exercised under this Plan.

         (f) Termination of Employment. If the Committee determines that a Participant has been Discharged for Cause, all rights under the Participant's Incentive Stock Option Award Agreement shall expire immediately and the Participant's




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                  Incentive Stock Option Award shall become null and void and shall no longer be exercisable by the Participant. Unless otherwise provided in a Participant's Incentive Stock Option Award Agreement, upon a Participant's termination of employment with the Bank and Subsidiaries for any reason other than a Discharge for Cause, his Incentive Stock Option Awards shall be exercisable (to the extent that the Participant has become vested in his Incentive Stock Option Awards prior to the date of the Participant's termination) for a period of three (3) months following the Participant's termination of employment. If the Participant's termination of employment with the Bank and Subsidiaries results from the Participant's death or disability, the Participant's Incentive Stock Option Awards that have become exercisable as of the date of the Participant's death or disability shall remain exercisable for one (1) year following the date of the Participant's termination of employment with the Bank and Subsidiaries. For purposes of the above, a Participant shall be deemed to be disabled when the Committee determines, in its sole discretion, that the Participant is unable to engage in any substantial activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

                  Under no circumstances may an Incentive Stock Option Award be exercised after the expiration of the Incentive Stock Option Award's term.

6. Rights of a Shareholder; Nontransferability. A Participant shall have no rights as a shareholder of the Company with respect to any shares of Stock granted as an Incentive Stock Option Award or covered under an Incentive Stock Option Award Agreement until the date of issuance of a Stock certificate for such shares. Nothing in this Plan, or in any Incentive Stock Option Award Agreement issued or granted, confers on any person any right to continue in the employ of the Bank and Subsidiaries, or to continue to perform services for the Bank and Subsidiaries, or




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         interferes in any way with the right of the Bank and Subsidiaries to terminate the services of a Participant as an officer or employee at any time.

         No grant under the Plan or an Incentive Stock Option Award Agreement shall be transferable by a Participant other than by laws of descent and distribution and may only be exercised during his lifetime by the Participant.

7. Dilution and Other Adjustments. In the event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, reorganization, combination or exchange of shares, or other similar corporate change, the Committee shall make such adjustment to previously granted Incentive Stock Option Awards, if any, as it, in its sole discretion, deems equitable in the:

         (a) aggregate number of kind of shares of stock that may be awarded under the Plan;

         (b) aggregate number of kind of shares of stock covered by grants already made under the Plan as of such date; and

         (c)      purchase price of outstanding Incentive Stock Option Awards.

         Any such adjustment may provide for the elimination of any fractional shares of Stock which might otherwise become subject to an Incentive Stock Option Award.

8. Change in Control. If the Bank and Subsidiaries shall be party to any reorganization in which it does not survive, involving merger, consolidation, or acquisition of the stock or substantially all the assets of the Bank and Subsidiaries including a "change in control" of the Bank and Subsidiaries within the meaning of Section 280G of the Code, the Board, in its discretion, may:




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         (a)      declare that all Options granted under the Plan shall become exercisable immediately notwithstanding the provisions of the respective Stock Option Award Agreements regarding exercisability, and that all such Options shall terminate thirty (30) days after the Board gives written notice of the immediate right to exercise all such Options and of the decision to terminate all Options not exercised within such thirty (30) day period;

         (b) declare that all options granted under the Plan shall become 100% vested immediately before the date of the change in control;

         (c) declare that all options are canceled and provide a cash out equal to the value (fair market value less exercise price times number of shares not previously exercised under the option) of all (or only all vested) Incentive Stock Option Awards granted to each Participant; or

         (d) notify all Participants that all Options granted under the Plan shall be assumed by the successor corporation or substituted with options issued by such successor corporation.

9. Withholding. The Bank and Subsidiaries shall have the right to deduct from any amount otherwise payable to a Participant the amount of any taxes which the Bank and Subsidiaries is or will be required to withhold, as and when required by law, with respect to any Incentive Stock Option Award granted hereto. In the event the total amount otherwise payable by the Bank and Subsidiaries to such Participant is insufficient to provide the Bank and Subsidiaries with the taxes which it is required to withhold, then Bank and Subsidiaries shall have the right to require the Participant to pay the Bank and Subsidiaries the amount of such excess amounts before any certificates of Stock will be delivered to the Participant.




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         In the alternative, the Bank and Subsidiaries shall have the right to require the Participant to remit to the Bank and Subsidiaries an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such stock.

10. Amendment of the Plan. The Plan may be amended by the Board at any time and from time to time. Notwithstanding the above, no such amendment or cancellation of the Plan or any Incentive Stock Option Award Agreement granted under the Plan shall impair any of the rights or economic benefits previously accrued by any Participant, without his consent, under any Incentive Stock Option Award Agreement theretofore granted under the Plan.

11. Termination of the Plan. The right to grant Incentive Stock Option Awards under the Plan will terminate on the date that is the later of ten (10) years from the date this Plan is executed or the date that all Stock Option Awards have been exercised. Notwithstanding the above, the Bank and Subsidiaries have the right to suspend or terminate the Plans at any time prior to the above date, provided that no such action will, without the consent of a Participant, adversely affect such Participant's rights under a previously granted Incentive Stock Option Award Agreement.

12. Securities Laws Compliance. The Bank's and Subsidiaries's and/or Committee's obligation to sell and/or deliver Stock under any Incentive Stock Option Award Agreement granted under the Plan is subject to such compliance with federal, state, administrative or quasi-administrative requirements, laws, rules and regulations applying to the authorization, issuance or sale of securities as the Bank and Subsidiaries or Committee deem necessary or advisable. The Committee may, if it shall deem it necessary or desirable, require a Participant to submit appropriate representations in writing to the Bank and Subsidiaries, or a written investment letter prior to the delivery of any shares of Stock pursuant to the exercise of an Incentive Stock Option Award.




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13.      Loans or Bonuses to Participants. If approved by the Committee, the
         Bank and Subsidiaries may lend money, guarantee a loan by a third party, or grant a bonus to a Participant to either assist the Participant in financing the exercise or making the required tax deposits related to an Incentive Stock Option Award granted under the Plan.

14. Applicable Law. Except as otherwise preempted by federal law in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Plan will be administered in accordance with the laws of the State of Tennessee.

15. Reporting Obligations. On or before January 31 of the year following the exercise of the Incentive Stock Option Award, the Bank or Subsidiary must provide the Participant with a statement regarding the value of the Stock at the Date of Exercise, the Date of Grant and other pertinent information.

16. Other Provisions. As used in this Plan, the Incentive Stock Option Award Agreements and any other documents prepared in implementation of the Plan, references in the singular or plural shall refer to the plural or singular as the identity of the person or persons or entity or entities being referred to may require. The captions used in the Plan, the Incentive Stock Option Award Agreements, and such other documents are for convenience only and shall not affect the meaning of any provisions hereof or thereof.

(CORPORATE SEAL)                            GREENE COUNTY BANCSHARES, INC.

Attest:                                     By:  /s/ R. Stan Puckett
                                                 ------------------------------
 /s/                                        Title:  President & CEO
- -------------------------------                   ------------------------------
         (Secretary)




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                                                                     EXHIBIT 4.2
                                                                       Continued

                               FIRST AMENDMENT TO
                         INCENTIVE STOCK OPTION PLAN OF
                       GREENE COUNTY BANCSHARES, INC. AND
                              SUBSIDIARIES OF 1994

         This First Amendment to First Amendment to Incentive Stock Option Plan of Greene County Bancshares, Inc. and Subsidiaries of 1994 (the "Option Plan") adopted for the benefit of certain employees of Greene County Bank and American Fidelity Bank (the "Banks") is executed on the 23rd day of April, 1996.

         WHEREAS, the Option Plan was adopted in 1994 and options were granted under such Option Plans to certain employees; and

         WHEREAS, the Boards of Greene County Bancshares, Inc. and the Banks wish to amend such Option Plan as follows:

         1. The definition of "Incentive Stock Option Award" in Section 2(g) is amended to provide as follows:

                  "Incentive Stock Option Award" means the granting of an option that is subject to the forfeiture and other conditions and restrictions set forth in this Plan on the Incentive Stock Option Award Agreement."

         2.       Section 5(e) of the Plan is amended to provide as follows:

                  "(e)     Terms of Incentive Stock Option Awards.  In no event
                  shall the Incentive Stock Option Award be exercisable more than ten (10) years from the Date of Grant. Stock options shall be exercisable immediately from their Date of Grant."

         3.       The following Section 17 is added to the Option Plan:

                  "17(a) Notwithstanding any provision to the contrary herein, in the event this Plan is not submitted to the shareholders of Greene County Bancshares, Inc. for approval as required in
                  Section 1 of this Option Plan and Section 422 of the Internal Revenue Code, this Plan shall be a nonqualified stock option plan and shall be effective as if its date of adoption.

                  "(b)     In such event this Plan shall be known as the
                  Nonqualified Stock Option Plan Greene County Bancshares,
                  Inc.

                  and Subsidiaries for 1994 and the Agreements with the participants for option issued under the Plan shall be referred to as the "Nonqualified Stock Option Award Agreement of 1994." The effective date of the Agreement shall be December 31, 1994, the date such options were granted to the employees (the "Date of Grant"). Wherever in the Plan the term 'Incentive Option' appears, it shall be replaced by the term 'Nonqualified Option.'"

         4. The remaining provisions of the Option Plan shall continue in full force and effect.

                                      GREENE COUNTY BANCSHARES, INC.

                                      By: /s/
                                          ----------------------------
                                      Printed Name: Stan Puckett
                                                    ------------------
                                      Title:    President & CEO
                                                ----------------------


                                      GREENE COUNTY BANK

                                      By: /s/
                                          ----------------------------
                                      Printed Name: Stan Puckett
                                                    ------------------
                                      Title:    President & CEO
                                                ----------------------

                                      AMERICAN FIDELITY BANK

                                      By: /s/
                                          ----------------------------
                                      Printed Name: Bradford M. Sayles
                                                    ------------------
                                      Title:    President & CEO
                                                ----------------------



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